COMPANY:         Perma-Pipe International Holdings, Inc.
CONTACTS:        David Mansfield, President and CEO

Perma-Pipe Investor Relations
847.929.1200
investor@permapipe.com

Perma-Pipe International Holdings Announces the Appointment of
D. Bryan Norwood as Vice President and CFO

Long time financial executive Karl J. Schmidt informed the Board of his intention to retire. PPIH announces appointment of Oil and Gas industry veteran D. Bryan Norwood to the role of Vice President and CFO

NILES, IL, October 01, 2018 - Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) today announced changes to its executive team, including the appointment of Mr. D. Bryan Norwood as Vice President and CFO effective November 01, 2018. As Vice President and CFO, Bryan is charged with leadership, oversight and execution of all PPIH financial matters and serves as a key business advisor to the senior leadership team and Board of Directors. Bryan replaces long time financial executive Mr. Karl J. Schmidt who informed the board of his retirement from PPIH effective October 31, 2018.

President and CEO David Mansfield commented, “I am pleased that Bryan has agreed to join PPIH as Vice President and CFO to lead the company’s Finance group. In addition to his financial responsibilities, Bryan provides leadership to the IT and Legal functions, serves a member of the Ethics and Compliance Committee and acts as Corporate Secretary to the Board. Bryan’s background and scope of experience in the Oil and Gas industry will add momentum through the transition and ultimately have a positive impact to this critical role. I am convinced Bryan’s success in the industry, leadership skills and his sense of urgency will complement our vision and impact our continued growth and success in our industry.”

Bryan has extensive experience working globally including North and South America, Europe, Asia, Middle East and the United Kingdom. His scope of experience covers both public and private sectors in a variety of industries including Environmental and Energy Services, Oil and Gas, Engineering, and Data Systems. Bryan joins us from Key Energy Services, Inc. which provides innovative energy production solutions and services to the Oil and Gas industry. Prior to that, Bryan served at API Perforating, LLC, Dupre’ Energy Services, LLC, HydroChemPSC Environmental Services, and Shawcor. Over his career, Bryan has held a variety of financial leadership roles in treasury, tax, audit and accounting.

Chairman of the Board David S. Barrie commented, “The Board welcomes Bryan in joining the company as Vice President and CFO. We are excited by the breadth of financial experience and industry knowledge he brings to PPIH. We have no doubt that Bryan will play a key role, as we continue to build the PPIH brand and business globally.”

Mr. Norwood commented, “I'm excited to join the team at PPIH and look forward to helping drive the Company's performance and capabilities.”

Mr. Mansfield concluded, “I would like to extend my sincere thanks to Karl for the significant contributions he has made to the company. He has played an instrumental role in many of the changes in the Company’s strategic direction during his tenure and wish him the very best in his retirement.”

Perma-Pipe International Holdings, Inc.
Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.

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